EXHIBIT 21.1



             Subsidiaries of NMXS.com, Inc.

(1) New Mexico Software, Inc., a New Mexico corporation, wholly owned subsidiary

(2) Working Knowledge, Inc., a Kansas cororation, wholly owned subsidiary